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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF ALSTON & BIRD LLP APPEARS HERE]

                               April 13, 1998

Premiere Technologies, Inc.
The Lenox Building, Suite 600
3399 Peachtree Road, N.E.
Atlanta, Georgia 30326

Ladies and Gentlemen:

     This opinion is given in connection with the filing of a Registration Statement on Form S-3 (No. 333-_______) (the "Registration Statement") with the Securities and Exchange Commission, by Premiere Technologies, Inc., a corporation organized and existing under the laws of the State of Georgia (the "Company"), with respect to the registration under the Securities Act of 1933, as amended, of 4,679,805 shares (the "Shares") of the $.01 par value common stock of the Company (the "Common Stock").

     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein.

     Based upon the foregoing, it is our opinion that the Shares of Common Stock to be offered and sold in accordance with the Registration Statement are duly authorized, validly issued, fully paid, and non-assessable under the Georgia Business Corporation Code.

     We consent to the use of this opinion and to the reference made to the firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


                                       ALSTON & BIRD LLP

                                       By: /s/ Janine Brown
                                           ------------------------------------
                                           Janine Brown